Consolidated Water Reports Record 2022 Revenue up 41% to $94.1 Million, Driving Net Income of $8.2 Million or $0.54 per Share

GEORGE TOWN, Grand Cayman, Cayman Islands, March 30, 2023 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the year ended December 31, 2022. All comparisons are to the same year-ago period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Fourth Quarter 2022 Financial Highlights

●	Total revenue increased 71% to $28.4 million.
●	Retail revenue increased 25% to $6.8 million.
●	Bulk revenue increased 23% to $8.5 million.
●	Services revenue increased 206% to $10.3 million.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis).
●	As of December 31, 2022, cash and cash equivalents totaled $50.7 million, down slightly from $51.1 million as of September 30, 2022, with working capital at $69.9 million, debt of $0.3 million, and stockholders’ equity totaling $159.7 million.

Full Year 2022 Financial Highlights

●	Total revenue increased 41% to a record $94.1 million.
●	Retail revenue increased 17% to $26.0 million.
●	Bulk revenue increased 23% to $33.0 million.
●	Services revenue increased 108% to $28.8 million.
●	Net income from continuing operations attributable to company stockholders was $8.2 million or $0.54 per basic and diluted share, up 138% from $3.4 million or $0.23 per basic and diluted share in 2021.
●	Paid quarterly cash dividends of $0.085 per share ($0.34 on an annualized basis), totaling $6.3 million in dividends for the full year of 2022.

2022 Operational Highlights

●	PERC Water, Consolidated Water’s subsidiary that develops, designs, builds, operates and manages water infrastructure facilities in the Southwestern U.S., was awarded a $82 million contract to design an advanced water reuse facility in the city of Goodyear, Arizona for Liberty Utilities. The project, now underway, addresses the increasing demand in Liberty’s service territory in Goodyear and Litchfield Park, with both cities experiencing significant residential and commercial growth over the past decade.
●	PERC Water won a 10-year, $49.2 million contract from the Water Replenishment District of Southern California to operate and maintain two advanced water treatment facilities.
●	Consolidated Water was awarded a $20 million contract for the designing, building and operating of a new 2.64 million gallon per day seawater desalination plant in the Cayman Islands. The company anticipates the majority of revenue to be generated by the construction and sale of the plant during the first 18 months of the project, with the rest from the operation of the plant over the following 10 years. The design and preliminary construction permitting is complete, and the company broke ground on the project in the fourth quarter of 2022 with construction now well underway.
●	In August, all COVID-related travel restrictions to enter the Cayman Islands were eliminated by the government, with the associated return of tourism resulting in a 12.5% increase in water sold.
●	Consolidated Water exercised its option to purchase the remaining 39% minority interest in PERC Water in October 2022. In January 2023, the transaction was completed and Consolidated Water became the 100% owner of PERC Water.
●	Consolidated Water’s specialty manufacturing subsidiary was awarded a contract by the City of Port St. Lucie, Florida to replace membrane elements and upgrade equipment at the city’s 20 million gallons-per-day J.E. Anderson Reverse Osmosis Water Treatment Plant.
●	In all, Consolidated Water secured more than $150 million in major multi-year projects in 2022, which will contribute significantly to earnings during 2023.

Management Commentary

“Our record revenue was driven by stronger than expected performance across all four of our business segments,” commented Consolidated Water CEO, Rick McTaggart. “This generated a 41% increase in revenue for the year, reaching a record $94.1 million, and drove net income up 138% to $8.2 million.

“In 2022, our retail water segment benefited from the large increase in the volume of water sold in Grand Cayman. This was primarily due to the lifting of travel restrictions and the return of tourism to the Cayman Islands beginning in August. Indications are now that visits to the Islands will return to historical levels in 2023.

“The $15.0 million in revenue growth in our services segment was largely the result of our PERC Water subsidiary beginning the construction on the $82 million advanced water treatment plant for Liberty Utilities in Arizona, as well as Consolidated Water starting the construction of the new seawater desalination plant on Grand Cayman under a $20 million, 11.5-year contract with the Water Authority of the Cayman Islands.

“In October, we announced another milestone win with the award of the longest-term operation and maintenance contract PERC has ever signed. The 10-year, $49.2 million contract affirms the world-class services that PERC provides. It also supports our plans for further growing this business in the Western U.S., a region that has experienced unprecedented drought conditions for many years.

“We were pleased to see continued quarterly and year-over-year growth in our manufacturing segment. During the fourth quarter, we began to see relief from supply chain constraints and challenging economic conditions. This allowed us to advance more of our previously delayed order backlog through the manufacturing process.

“Our strengthened performance in 2022 also reflected how we have continued to leverage our sales teams across our four business segments. For example, our manufacturing segment has been providing the stainless-steel piping for PERC’s water recycling plant project in Arizona. It has also been providing all of the equipment for the two seawater desalination plants we are building on Grand Cayman.

“We believe our ability to manufacture key components of our projects provides us with a significant competitive advantage. We plan for our manufacturing operations to provide piping and equipment for all future projects we might sign in the U.S. Such intercompany sales, while providing economic benefit to our consolidated operations, are eliminated in consolidation for purposes of reporting our manufacturing segment results.

“We continue to follow some very interesting opportunities related to seawater desalination in a more active Caribbean market. We are hopeful that our strong regional presence will give us a decisive advantage in a crowded competitive landscape. We also are following one potential seawater desalination project and a couple of wastewater recycling opportunities in Southern California. California very much likes to recycle wastewater, and we believe PERC’s award-winning designs and long track record of high-quality operational and maintenance services make us a prime candidate for such projects.

“Our 2022 results reflected our successful acquisition and integration of PERC Water, and particularly how we applied our financial and management expertise to grow it exponentially. Given PERC’s strong operating performance and profitability, at the beginning of this year we acquired the remaining 39% interest in PERC. Our success with PERC inspires us to explore other acquisition opportunities, and we are presently evaluating two potential complementary transactions where we could utilize our ample cash on hand and leverage our strong balance sheet.

“Looking ahead, we see many positive factors driving continued growth for Consolidated Water. These include the continued recovery of tourism in Grand Cayman and the ongoing construction projects there and in the U.S., as well as the increased project bidding activity underway in the U.S. and the Caribbean.

“We expect that the more than $150 million in major multi-year projects that we secured in 2022 will have a greater positive impact to our earnings in future quarters. It also supports our positive outlook for continued growth in our services segment and the other segments that benefit from it. We believe all of these activities and trends represent strong catalysts for continued growth and positive returns ahead, and the further strengthening of shareholder value.”

Full Year 2022 Financial Summary

Revenue for the full year of 2022 was $94.1 million, up 41% compared to $66.9 million in 2021. The increase was driven by increases of $3.8 million in the retail segment, $6.2 million in the bulk segment, $15.0 million in the services segment and $2.3 million in the manufacturing segment.

Retail revenue increased primarily due to a 12.5% increase in the volume of water sold. Retail revenue also increased as a result of higher energy costs that increased the energy pass-through component of the company’s water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was due to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates.

The increase in services segment revenue was due to increases in both plant design and construction revenue and operating and maintenance revenue, with most of the revenue increase resulting from PERC’s progress on its contract with Liberty Utilities for the construction of a water treatment plant in Goodyear, Arizona.

The increase in manufacturing segment revenue was due to increased production activity.

Gross profit for the full year of 2022 was $30.4 million or 32.3% of total revenue, up 29% from $23.5 million or 35.2% of total revenue in 2021.

Net income from continuing operations attributable to stockholders for the full year of 2022 was $8.2 million or $0.54 per basic and diluted share, compared to net income of $3.4 million or $0.23 per basic and diluted share in 2021.

Net income attributable to Consolidated Water stockholders for the full year of 2022, which includes the results of discontinued operations, was $5.9 million or $0.38 per basic and fully diluted share, up from a net income of $876,000 or $0.06 per basic and fully diluted share in 2021.

Cash and cash equivalents totaled $50.7 million as of December 31, 2022, as compared to $51.1 million as of September 30, 2022.

Full Year 2022 Segment Results

	Year Ended December 31, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$25,954,013	$32,991,066	$28,835,428	$6,324,465	$94,104,972
Cost of revenue	12,548,763	23,032,212	22,973,634	5,195,240	63,749,849
Gross profit	13,405,250	9,958,854	5,861,794	1,129,225	30,355,123
General and administrative expenses	14,552,866	1,570,732	3,461,294	1,485,342	21,070,234
Gain (loss) on asset dispositions and impairments, net	(39,397)	5,607	23,717	(2,631)	(12,704)
Income (loss) from operations	$(1,187,013)	$8,393,729	$2,424,217	$(358,748)	9,272,185
Other income, net					464,810
Income before income taxes					9,736,995
Provision for income taxes					396,739
Net income from continuing operations					9,340,256
Income from continuing operations attributable to non-controlling interests					1,112,913
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,227,343
Net loss from discontinued operations					(2,371,049)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$5,856,294

	Year Ended December 31, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$22,104,953	$26,800,869	$13,884,857	$4,072,823	$66,863,502
Cost of revenue	11,060,937	17,759,272	10,707,243	3,828,859	43,356,311
Gross profit	11,044,016	9,041,597	3,177,614	243,964	23,507,191
General and administrative expenses	12,841,259	1,365,735	2,762,735	1,380,630	18,350,359
Gain (loss) on asset dispositions and impairments, net	(246,851)	1,500	(485)	(2,900,000)	(3,145,836)
Income (loss) from operations	$(2,044,094)	$7,677,362	$414,394	$(4,036,666)	2,010,996
Other income, net					1,623,595
Income before income taxes					3,634,591
Benefit from income taxes					(447,982)
Net income from continuing operations					4,082,573
Income from continuing operations attributable to non-controlling interests					632,915
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					3,449,658
Net loss from discontinued operations					(2,574,079)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$875,579

Revenue earned by major geographic region were:

	Year ended December 31,
	2022	2021
Cayman Islands	$30,375,985	$24,935,746
Bahamas	29,943,615	24,031,547
United States	33,338,466	17,489,851
Revenue earned from management services agreement with OC-BVI	446,906	406,358
	$94,104,972	$66,863,502

Annual General Meeting of Shareholders

The company has set May 23, 2023 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of March 24, 2023 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Friday, March 31, 2023

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 9603846

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through April 7, 2023, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 9603846

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, builds and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, builds and operates water treatment and reuse facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of global health concerns, such as the COVID-19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor Relations Contact
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

Media & ESG Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$50,711,751	$40,358,059
Certificate of deposit	—	2,500,000
Accounts receivable, net	27,046,182	27,349,307
Inventory	5,727,842	2,504,832
Prepaid expenses and other current assets	5,643,279	2,558,822
Contract assets	2,913,722	489,961
Net asset arising from put/call options	—	128,000
Current assets of discontinued operations	531,480	1,173,741
Total current assets	92,574,256	77,062,722
Property, plant and equipment, net	52,529,545	52,946,539
Construction in progress	3,705,681	710,863
Inventory, noncurrent	4,550,987	4,733,010
Investment in OC-BVI	1,545,430	1,715,905
Goodwill	10,425,013	10,425,013
Intangible assets, net	2,818,888	3,401,666
Operating lease right-of-use assets	2,058,384	2,681,137
Other assets	1,669,377	1,531,816
Long-term assets of discontinued operations	21,129,288	21,146,186
Total assets	$193,006,849	$176,354,857

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$8,438,315	$2,831,925
Accounts payable - related parties	403,839	163,947
Accrued compensation	2,267,583	1,435,542
Dividends payable	1,375,403	1,320,572
Current maturities of operating leases	546,851	592,336
Current portion of long-term debt	114,964	62,489
Contract liabilities	8,803,921	513,878
Deferred revenue	315,825	583,646
Current liabilities of discontinued operations	389,884	182,322
Total current liabilities	22,656,585	7,686,657
Long-term debt, noncurrent	216,117	152,038
Deferred tax liabilities	560,306	564,526
Noncurrent operating leases	1,590,542	2,137,394
Other liabilities	219,110	141,000
Long-term liabilities of discontinued operations	—	7,819
Total liabilities	25,242,660	10,689,434
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 34,383 and 28,635 shares, respectively	20,630	17,181
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,322,875 and 15,243,693 shares, respectively	9,193,725	9,146,216
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	89,205,159	87,812,432
Retained earnings	61,247,699	60,603,056
Total Consolidated Water Co. Ltd. stockholders' equity	159,667,213	157,578,885
Non-controlling interests	8,096,976	8,086,538
Total equity	167,764,189	165,665,423
Total liabilities and equity	$193,006,849	$176,354,857

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2022	2021
Revenue	$94,104,972	$66,863,502
Cost of revenue (including purchases from related parties of $2,694,810 in 2022 and $437,857 in 2021)	63,749,849	43,356,311
Gross profit	30,355,123	23,507,191
General and administrative expenses (including purchases from related parties of $96,924 in 2022 and $77,190 in 2021)	21,070,234	18,350,359
Loss on asset dispositions and impairments, net	(12,704)	(3,145,836)
Income from operations	9,272,185	2,010,996

Other income (expense):
Interest income	447,186	684,809
Interest expense	(46,545)	(10,248)
Profit-sharing income from OC-BVI	26,325	22,275
Equity in the earnings of OC-BVI	75,900	55,984
Net gain (loss) on put/call options	(128,000)	818,000
Other	89,944	52,775
Other income, net	464,810	1,623,595
Income before income taxes	9,736,995	3,634,591
Provision (benefit) for income taxes	396,739	(447,982)
Net income from continuing operations	9,340,256	4,082,573
Income from continuing operations attributable to non-controlling interests	1,112,913	632,915
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	8,227,343	3,449,658
Total loss from discontinued operations	(2,371,049)	(2,574,079)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$5,856,294	$875,579

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.54	$0.23
Discontinued operations	(0.16)	(0.17)
Basic earnings per share	$0.38	$0.06

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.54	$0.23
Discontinued operations	(0.16)	(0.17)
Diluted earnings per share	$0.38	$0.06

Dividends declared per common and redeemable preferred shares	$0.34	$0.34

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,290,509	15,213,816
Diluted earnings per share	15,401,653	15,310,145